June 23, 2009

Via E-mail

Mr. Allan Van Buhler
160 Atlantic Way
Mooresville, North Carolina 28117

Dear Allan:

I am delighted to extend this offer of employment to you for the full-time, exempt position of Senior Vice President of Sales, Marketing and Business Development of WorldGate Communications, Inc. (together, the “Company”). Details of this offer are contained below:

•	Reporting: You will report directly to the Company’s Chief Executive Officer.

•	Salary: Your starting salary will be $7,884.61, paid bi-weekly, which equates to approximately $205,000 annually.

•	Employer: Your employment will be with WorldGate Service, Inc., a subsidiary of the Company.

•	Severance: You will be entitled to severance payments in the amount of six (6) months’ salary and benefits continuation should the Company terminate your employment for any reason without Cause.

“Cause” shall be determined in good faith by the Company, and shall mean: (i) your willful or continued misconduct (provided that the Company shall provide you with written notice of any continued misconduct, and you shall have 5 business days from the date of such notice to cure such continued misconduct), breach of fiduciary duty or gross negligence in the performance (or failure thereof) of your duties; (ii) your intentional failure or refusal to perform lawfully assigned duties consistent with your position; (iii) your material breach of this Agreement; or (iv) your conviction of or entering a plea of nolo contendere to any felony or any crime (whether or not a felony) involving dishonesty or fraud; provided, however, that the Company shall provide you with written notice of any failure or breach described in clauses (ii) or (iii) of this definition, and you shall have 5 business days from the date of such notice to cure such failure or breach and, provided further, that your mental or physical incapacity due to illness, accident or otherwise, shall not constitute “Cause” as defined herein.

•
Cash Bonus Plan: The Board of Directors of the Company intends to create a cash incentive bonus plan for the Company’s employees, which will contain objectives that, if and when achieved by the Company, will reward employees with cash compensation. As and when such new cash bonus plan is implemented, you will participate in it at the executive level.

•
Benefits:  As a full-time employee, you will be eligible for participation in our health plan and all welfare benefits sponsored by the Company.  These benefits are effective the first of the month on or following your first date of employment. In addition, you will be eligible to participate in the Company’s 401(k) Employee Savings Plan, once any eligibility criteria are met.

•
Combined Time Off (“CTO”):  CTO (which includes sick, personal and vacation days) will accrue starting your first day of employment.  You will accrue 2 days of CTO per month based on your start date.  This equates to 24 days annually.  Your first opportunity to take compensated time off would be one month after your start date.  You will be eligible for paid Company designated holidays on your first day of employment.  You will accrue additional time off once you reach your five year anniversary.  CTO time expires annually and does not carry over if not used.

•
Formal Employment Contracts: The Company has typically not entered into formal employment contracts with its executives and currently does not plan to do so. If the employment terms of other executives do become memorialized in formal employment contracts, and you wish that your terms be so memorialized as well, the Company will be happy to do so.

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Board Appointment:  The Board of Directors of WorldGate Communications, Inc. has previously appointed you as an officer of WorldGate Communications, Inc. with the title of Senior Vice President of Sales, Marketing and Business Development of WorldGate Communications, Inc.

This offer is contingent upon the receipt of your signed acceptance of this letter and the successful completion of your background investigation.  Please note that this letter does not constitute a contract of permanent employment. Employees are employed by the Company in an at-will employment relationship, and may be terminated by either the Employee or the Company at any time, with or without notice, except as provided herein, with or without Cause, and for any reason or no reason at all.

We are hoping that you can start on Wednesday, July 1, 2009.  On your first day, in order to facilitate the hiring process, please be prepared to provide documentation that establishes your employment eligibility to work in the U.S. (in accordance with the Immigration Reform and Control Act of 1986).  Your US passport is best.

If you agree with the conditions stated above, please sign below and fax to 215-354-1049 or email to cvitale@wgate.com.

If you have any questions, please contact me at 704-260-3676.  Welcome to WorldGate!  I am looking very much forward to working with you, and I know the board of directors is looking forward to your contributions to the Company’s future successes.

Sincerely,

/s/ Robert Stevanovski

Robert Stevanovski,
Chairman of the Board and Interim Chief Executive Officer
WorldGate Communications, Inc.

Accepted By:	/s/ Allan Van Buhler	Date: 6/30/09
Allan Van Buhler